Exhibit 99.1

First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851

MEDIA RELEASE
First Industrial Realty Trust Reports
Fourth Quarter and Full Year 2008 Results
•	Full Year FFO of $2.05, Including Restructuring and Impairment Charges

•	Solid Portfolio Performance in 2008: 93.6% Average In-Service Occupancy; Same Store Net Operating Income Growth of 1.5%; Rental Rate Growth of 4.0%; Tenant Retention of 79%

•	Further Organizational Restructuring and Reduction of G&A Expense; Annual G&A Expense Reduced by $47 Million

•	Adjusts Common Stock Dividend Policy

•	Declares Dividends for Series J and Series K Cumulative Redeemable Preferred Stock

•	Provides 2009 Outlook
CHICAGO, March 2, 2009 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced results for fourth quarter and full year 2008. Diluted net income (loss) available to common stockholders per share (EPS) was $(1.66) in the fourth quarter, compared to $1.00 a year ago. Full year 2008 diluted net income available to common stockholders was $0.50 per share, compared to $2.99 per share in 2007.
Under the Company’s prior definition of funds from operations (FFO), First Industrial’s fourth quarter FFO was $(0.89) per share/unit on a diluted basis, compared to $1.22 per share/unit last year. Full year 2008 FFO was $2.05 per share/unit on a diluted basis from $4.64 per share/unit in 2007. Please see the Company’s prior disclosures regarding its historical definition of FFO. Under the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, which the Company has now adopted, First Industrial’s fourth quarter FFO was $(0.96) per share/unit on a diluted basis compared to $0.44 per share/unit a year ago. Full year 2008 FFO under the NAREIT definition was $0.42 per share/unit versus $1.85 per share/unit in 2007.
Fourth quarter and full year results under both FFO measures included charges of $27 million ($17 million cash, $10 million non-cash), or $0.55 per share/unit, related to the Company’s cost reduction and restructuring plan and non-cash impairment charges of $43 million, or $0.86 per share/unit, related to the Company’s investments in joint ventures.
Excluding the impairment charges and restructuring charge, FFO per share/unit under the prior definition was $0.52 and $3.46 for the fourth quarter and full year, respectively, and $0.45 and $1.84, respectively, under the NAREIT definition.
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“The First Industrial team delivered solid portfolio results in 2008, maintaining strong tenant retention and in-service occupancy levels throughout the year,” said Bruce W. Duncan, First Industrial’s president and CEO. “In this difficult economic climate, we are intensely focused on occupancy for our entire portfolio of existing and value-add properties. We are also restructuring our organization as part of our plan to improve our operational efficiency and right-size our cost structure.”
Fourth Quarter Portfolio Performance for On Balance Sheet Properties
•	0.8% growth in same property net operating income (NOI) on a cash basis. Excluding lease termination fees, same property cash basis NOI increased 0.7%.

•	In-service occupancy was 93.0% at quarter-end

•	4.8% increase in rental rates

•	Retained tenants in 76% of square footage up for renewal
Organizational Restructuring, Further Cost Reduction Actions and Related Charges
During the fourth quarter, the Company reduced its overhead to align expenses with the lower level of transaction activity and overall economic conditions. These measures included discontinuing its European operations, as well as reductions in corporate and regional office staffing, management changes and other overhead costs. As noted above, these measures resulted in a pre-tax charge of $27 million in the fourth quarter and are expected to result in an additional $6 million in charges in 2009, of which $3 million is non-cash.
As part of the restructuring, Johannson Yap will head the Company’s West Region, David Harker will head the Central Region, and Peter Schultz will head the East Region. Each regional leader will be responsible for leasing, portfolio management, and investment for the local portfolios in their respective regions, and will report directly to Mr. Duncan.
“We are restructuring the organization to place responsibility for operations and profitability squarely on our three geographic regions – East, West and Central,” said Mr. Duncan. “By driving responsibility to each region, we will get the best out of a talented team of local market experts that serve all aspects of our customers’ industrial real estate needs. Also, with these changes, we have been able to further reduce staffing levels and other overhead, which is critical as we navigate through these difficult times.”
In total, through its restructuring and cost reduction plan, the Company has reduced its annual general and administrative expenses by an estimated $47 million annually, which would be a 56% decrease compared to 2008.
Summary of Impairment Charges
In total, the Company recorded impairment charges related to its investments in joint ventures of approximately $43 million.
The non-cash impairment charges recognized in the fourth quarter are as follows:
•	$25.8 million for our 2005 Development and Repositioning JV

•	$10.1 million for our 2006 Strategic Land and Development JV

•	$3.2 million for our 2005 Core JV

•	$2.3 million for our 2006 Net Lease JV

•	$1.2 million for our 2003 Net Lease JV
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Financial Position (Balance Sheet Information)
•	Less than $150 million of debt maturing through the end of 2010

•	Fixed-charge coverage of 2.3 times and interest coverage of 2.7 times year-to-date

•	96% of real estate assets are unencumbered by mortgages

•	7.2 year weighted average maturity for permanent debt

•	100% of senior debt is fixed rate
“With less than $150 million due through the end of 2010, we have a manageable debt maturity schedule, with a weighted average maturity of 7.2 years,” said Scott Musil, acting chief financial officer. “In June 2009, we have $125 million of senior notes due that we expect to retire through a combination of mortgage financing, asset sales, and available cash.”
Fourth Quarter Investment/Divestment
Balance Sheet
•	Placed in-service two build-to-suit developments totaling $44.4 million with a weighted in-place cap rate of 7.9%

•	Completed two acquisitions totaling $23.6 million with a weighted in-place cap rate of 9.1%

•	Sold five properties for $24.3 million at a weighted average cap rate of 6.8%
Joint Ventures
•	Acquired one building and five land parcels totaling $19.4 million

•	Sold two facilities and two land parcels totaling $32.9 million
“Given the continuing challenges in the capital markets and the commercial transaction environment, we do not expect to pursue additional investments for our balance sheet in 2009, and we will be very selective in our joint ventures,” added Mr. Duncan.
Preferred Dividends
The board of directors declared a dividend of $0.45313 per depositary share of its 7.25% Series J Cumulative Redeemable Preferred Stock (NYSE: FR-PrJ) for the quarter ending March 31, 2009 payable on March 31, 2009 to stockholders of record on March 13, 2009. This is equivalent to an annual dividend of $1.8125 per depositary share.
Additionally, the board of directors declared a dividend of $0.45313 per depositary share of its 7.25% Series K Cumulative Redeemable Preferred Stock (NYSE: FR-PrK) for the quarter ending March 31, 2009 payable on March 31, 2009 to stockholders of record on March 13, 2009. This is equivalent to an annual dividend of $1.8125 per depositary share.
Common Dividend Policy
First Industrial plans to retain capital by adjusting its dividend policy to distribute the minimum amount required to maintain its REIT status. The Company will not pay a dividend in April 2009 and may not pay common dividends in future quarters in 2009, depending on its taxable income. If required to pay common stock dividends in 2009, the Company may elect to satisfy this obligation by distributing a combination of cash and common shares.
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Outlook for 2009
Mr. Duncan stated, “Our portfolio diversification across markets, tenants, and industrial facility types is an important asset in the face of the current economic environment. Our focus is on portfolio occupancy, serving our customers’ needs, aggressively managing costs, and financing our maturing debt in June.”
As announced last year, beginning January 1, 2009, First Industrial is reporting its FFO using the NAREIT definition to provide the investment community with a more comparative measure to other REITs.
NAREIT recommends that REITs define FFO as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

	Low End of	High End of
	Guidance for 2009	Guidance for 2009
	(Per share/unit)	(Per share/unit)
Net Income (Loss) Available to Common Stockholders	$(2.12)	$(2.02)
Add: Real Estate Depreciation/Amortization	3.35	3.35

FFO (NAREIT Definition)	$1.23	$1.33

FFO Excluding Restructuring Charges	$1.34	$1.44

The following assumptions were used:
•	For 2009, First Industrial is modifying its definition of its in-service balance sheet portfolio to include all developments or redevelopments at the earlier of one year following shell completion or redevelopment construction completion, or achievement of 90% occupancy. The in-service portfolio will also include any newly acquired properties with occupancy greater than 75% upon acquisition. If an acquired building is less than 75% occupied, it will be placed in-service at the earlier of one year or achievement of 90% occupancy. Average in-service occupancy for 2009 is projected to be 83% to 85%. For comparison, First Industrial’s average occupancy for 2008 was 90.4% under this measure.

•	Same-store NOI of -3% to -4%

•	JV FFO of $8 million to $10 million

•	General and administrative expense of approximately $37 million

•	Restructuring charges of $6 million ($3 million cash, $3 million non-cash) as discussed above

•	The Company plans to sell properties in 2009, dependent upon market conditions. Due to the volatility in the transaction markets, we are not providing specific sales volume guidance. The Company is targeting sales of previously depreciated assets, the impact of which is not included in FFO under the NAREIT definition. The impact of sales is also excluded from our EPS guidance above.
A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the economies of the United States and Canada, the supply and demand of industrial real estate, the availability and terms of financing to potential acquirers of real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results.
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First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in the United States and Canada, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types – bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own, manage and have under development 97 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse affect on our operations and future prospects include, but are not limited to, changes in: national, international (including trade volume growth), regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), our ability to qualify and maintain our status as a real estate investment trust, availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties, interest rate levels, our ability to maintain our current credit agency ratings, competition, supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas, difficulties in consummating acquisitions and dispositions, risks related to our investments in properties through joint ventures, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, risks related to doing business internationally (including foreign currency exchange risks and risks related to integrating international properties and operations) and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. CST, 12:00 p.m. EST, on March 3, 2009. The conference may be accessed by dialing (888) 823-7459 or (973) 935-8751 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab. The replay will also be available on the website.
The Company’s fourth quarter and full year 2008 supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Art Harmon
Director, Investor Relations and Corporate Communications
312-344-4320
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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit)
(Unaudited)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
Statement of Operations and Other Data:
Total Revenues (a)	$145,374	$100,708	$526,294	$380,262

Property Expenses	(29,233)	(28,193)	(124,963)	(110,438)
Construction Expenses (a)	(42,911)	(14,275)	(139,539)	(34,553)
General & Administrative Expense	(20,436)	(25,623)	(84,627)	(92,101)
Restructuring Costs	(27,349)	—	(27,349)	—
Depreciation of Corporate F,F&E	(744)	(436)	(2,257)	(1,837)
Depreciation and Amortization of Real Estate	(39,370)	(35,370)	(158,770)	(135,592)

Total Expenses	(160,043)	(103,897)	(537,505)	(374,521)

Interest Income	874	511	3,690	1,926
Interest Expense	(28,443)	(29,550)	(111,559)	(119,314)
Amortization of Deferred Financing Costs	(717)	(738)	(2,879)	(3,210)
Mark-to-Market of Derivative	(3,073)	—	(3,073)	—
Gain (Loss) from Early Retirement of Debt	—	—	2,749	(393)

Loss from Continuing Operations Before Equity in Net (Loss) Income of Joint Ventures, Income Tax Benefit and Minority Interest Allocable to Continuing Operations	(46,028)	(32,966)	(122,283)	(115,250)

Equity in Net (Loss) Income of Joint Ventures (b)	(40,473)	6,412	(33,178)	30,045
Income Tax Benefit	3,465	6,123	12,259	10,653
Minority Interest Allocable to Continuing Operations	10,885	3,233	20,048	12,392

Loss from Continuing Operations	(72,151)	(17,198)	(123,154)	(62,160)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $5,744 and $70,526 for the Three Months Ended December 31, 2008 and 2007, respectively and $172,167 and $244,962 for the Twelve Months Ended December 31, 2008 and 2007, respectively) (c)	5,523	77,049	183,561	280,422
Provision for Income Taxes Allocable to Discontinued Operations (Including a Provision Allocable to Gain on Sale of Real Estate of $175 and $4,935 for the Three Months Ended December 31, 2008 and 2007, respectively and $3,732 and $36,032 for the Twelve Months Ended December 31, 2008 and 2007, respectively) (c)	(164)	(4,956)	(4,188)	(38,126)
Minority Interest Allocable to Discontinued Operations (c)	(643)	(9,199)	(22,242)	(30,626)

(Loss) Income Before Gain on Sale of Real Estate	(67,435)	45,696	33,977	149,510

Gain on Sale of Real Estate	—	4,918	12,008	9,425
Provision for Income Taxes Allocable to Gain on Sale of Real Estate	—	(1,947)	(3,782)	(3,082)
Minority Interest Allocable to Gain on Sale of Real Estate	—	(376)	(1,020)	(802)

Net (Loss) Income	(67,435)	48,291	41,183	155,051

Preferred Dividends	(4,857)	(4,857)	(19,428)	(21,320)
Redemption of Preferred Stock	—	—	—	(2,017)

Net (Loss) Income Available to Common Stockholders	$(72,292)	$43,434	$21,755	$131,714

RECONCILIATION OF NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (d) AND FAD (d)

Net (Loss) Income Available to Common Stockholders	$(72,292)	$43,434	$21,755	$131,714

Add: Depreciation and Amortization of Real Estate	39,370	35,370	158,770	135,592
Add: Income Allocated to Minority Interest	(10,242)	6,342	3,214	19,036
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	370	6,073	6,945	30,103
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,040	1,849	7,727	8,953
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(3,091)	(31,258)	(95,393)	(85,163)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(73)	(964)	(1,571)	(5,535)

Funds From Operations (“FFO”) (d)	$(43,918)	$60,846	$101,447	$234,700

Less: Economic Gains on Sale of Depreciated Real Estate (f)	(3,483)	(39,195)	(80,546)	(141,082)

Funds From Operations (NAREIT Definition)	$(47,401)	$21,651	$20,901	$93,618

Funds From Operations (“FFO”) (d)	$(43,918)	$60,846	$101,447	$234,700

Add: (Gain) Loss from Early Retirement of Debt	—	—	(2,749)	393
Add: Restricted Stock Amortization	13,107	3,493	25,883	14,150
Add: Amortization of Deferred Financing Costs	717	738	2,879	3,210
Add: Depreciation of Corporate F,F&E	744	436	2,257	1,837
Add: Mark-to-Market of Derivative	3,073	—	3,073	—
Add: Joint Venture Impairment Charges	42,538	—	42,538	—
Add: Redemption of Preferred Stock	—	—	—	2,017
Less: Non-Incremental Capital Expenditures	(9,603)	(9,591)	(32,149)	(31,313)
Less: Straight-Line Rent	(2,562)	(1,736)	(7,251)	(9,711)

Funds Available for Distribution (“FAD”) (d)	$4,096	$54,186	$135,928	$215,283

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit)
(Unaudited)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
RECONCILIATION OF NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (d) AND NOI (d)

Net (Loss) Income Available to Common Stockholders	$(72,292)	$43,434	$21,755	$131,714

Add: Interest Expense	28,443	29,550	111,559	119,314
Add: Restructuring Costs	27,349	—	27,349	—
Add: Joint Venture Impairment Charges	42,538	—	42,538	—
Add: Depreciation and Amortization of Real Estate	39,370	35,370	158,770	135,592
Add: Preferred Dividends	4,857	4,857	19,428	21,320
Add: Mark-to-Market of Derivative	3,073	—	3,073	—
Add: (Benefit) Provision for Income Taxes	(3,301)	780	(4,289)	30,555
Add: Redemption of Preferred Stock	—	—	—	2,017
Add: Income Allocated to Minority Interest	(10,242)	6,342	3,214	19,036
Add: Amortization of Deferred Financing Costs	717	738	2,879	3,210
Add: Depreciation of Corporate F,F&E	744	436	2,257	1,837
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	370	6,073	6,945	30,103
Add: (Gain) Loss from Early Retirement of Debt	—	—	(2,749)	393
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	2,040	1,849	7,727	8,953
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(3,091)	(31,258)	(95,393)	(85,163)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(73)	(964)	(1,571)	(5,535)

EBITDA (d)	$60,502	$97,207	$303,492	$413,346

Add: General and Administrative Expense	20,436	25,623	84,627	92,101
Less: Net Economic Gains, Net of Income Tax Provision (d)	(3,164)	(43,641)	(90,729)	(149,498)
Less: Joint Venture Impairment Charges	(42,538)	—	(42,538)	—
Less: Benefit (Provision) for Income Taxes	3,301	(780)	4,289	(30,555)
Less: Equity in FFO of Joint Ventures, Net of Income Tax Provision (d)	31,163	(12,256)	2,462	(52,989)

Net Operating Income (“NOI”) (d)	$69,700	$66,153	$261,603	$272,405

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NET ECONOMIC GAINS (d)

Gain on Sale of Real Estate	—	4,918	12,008	9,425
Gain on Sale of Real Estate included in Discontinued Operations	5,774	70,526	172,167	244,962
Less: Benefit (Provision) for Income Taxes	3,301	(780)	4,289	(30,555)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(3,091)	(31,258)	(95,393)	(85,163)
Add: Assignment Fees	—	—	2,327	3,275
Add: (Benefit) Provision for Income Tax Allocable to FFO from Joint Ventures	(2,820)	235	(4,669)	7,554

Net Economic Gains (d)	$3,164	$43,641	$90,729	$149,498

Weighted Avg. Number of Shares/Units Outstanding — Basic/Diluted (e)	49,569	49,715	49,456	50,597
Weighted Avg. Number of Shares Outstanding — Basic/Diluted (e)	43,506	43,234	43,193	44,086

Per Share/Unit Data:
FFO:
- Basic/Diluted (e)	$(0.89)	$1.22	$2.05	$4.64
FFO (NAREIT Definition):
- Basic/Diluted (e)	$(0.96)	$0.44	$0.42	$1.85
Loss from Continuing Operations Less Preferred Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic/Diluted (e)	$(1.77)	$(0.45)	$(3.13)	$(1.81)
Net (Loss) Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic/Diluted (e)	$(1.66)	$1.00	$0.50	$2.99
Dividends/Distributions	$0.25	$0.72	$2.41	$2.85

FFO Payout Ratio	(28.2%)	58.8%	117.5%	61.4%
FAD Payout Ratio	302.5%	66.1%	87.7%	67.0%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,385,597	$3,326,268
Real Estate and Other Held For Sale, Net	21,117	37,875
Total Assets	3,223,876	3,258,033
Debt	2,036,978	1,946,670
Total Liabilities	2,237,128	2,183,755
Stockholders’ Equity and Minority Interest	$986,748	$1,074,278

a)	Construction Revenues, included within Total Revenues, and Construction Expenses include revenues and expenses associated with the Company acting in the capacity of general contractor for certain third party development projects. Additionally, for the year ended December 31, 2008, construction revenues and expenses include amounts relating to the sale of industrial units that the Company developed to sell and for the year ended December 31, 2007, construction revenues and expenses include amounts relating to the construction of a building for a third party, accounted for on a percentage of completion basis.

b)	Represents the Company’s share of net income, depreciation and amortization on real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests. Additionally includes non-cash impairment losses aggregating approximately $42.5 million for the three months and year ended December 31, 2008 in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” or Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”).

c)	FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

d)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

Using its prior definition, the Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold. Accordingly, as calculated by the Company using its prior definition, FFO includes net economic gains (losses) resulting from all Company property sales as well as assignment fees. Assignment fees are earned when the Company assigns its interest in a purchase contract to a third party for consideration. Using NAREIT’s definition, the Company calculates FFO to be equal to net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures (excluding joint venture impairment charges), which are accounted for under the equity method of accounting, plus Net Economic Gains, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus restructuring costs, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes or plus benefit for income taxes, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as currently calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.

The Company also reports Net Economic Gains, which, effectively, measure the value created in the Company’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and FFO) and the provision for income taxes (excluding taxes associated with joint ventures). Net Economic Gains also includes assignment fees.

In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. The Company has adopted the following definition of its same store pool of properties: Same store properties, for the period beginning January 1, 2008, include all properties owned prior to January 1, 2007 and held as an operating property through the end of the current reporting period and developments and redevelopments that were placed in service or were substantially completed for 12 months prior to January 1, 2007 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended December 31, 2008 and 2007, NOI was $69,700 and $66,153, respectively; NOI of properties not in the Same Store Pool was $21,424 and $18,190, respectively; the impact of straight-line rent and the amortization of above/below market rent was $1,037 and $1,079, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.

e)	Pursuant to Statement of Financial Accounting Standard No. 128, “Earnings Per Share”, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted stock would be antidilutive to the loss from continuing operations per share.

f)	Includes economic gains of the Company and its share of economic gains from its joint ventures based on its ownership interest.